Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE
Synalloy Reports Record Second Quarter 2018 Results:
Raises 2018 Adjusted EBITDA Guidance and Approves 2018 Dividend at $0.25 per share

Richmond, Virginia, August 7, 2018...Synalloy Corporation (Nasdaq: SYNL), today announced net sales for the second quarter of 2018 of $71.9 million. This represents an increase of $20.4 million or 39.6% when compared to net sales for the second quarter of 2017. Net sales for the first six months of 2018 were $130.4 million, an increase of $36.7 million or 39.2% from the first six months of 2017. These results represent all-time records for the Company on both a quarterly and year-to-date basis.
For the second quarter of 2018, the Company recorded net income of $3.7 million, or $0.41 per share, an increase of 343% compared to net income of $0.8 million, or $0.10 per share for the second quarter of 2017. The second quarter included a $2.3 million charge, or $0.21 loss per share on an after tax basis, relating to an increase in the stainless steel earn-out liability during the period. For the first six months of 2018, net income was $7.5 million, or $0.85 per share. This compares to net income of $1.5 million, or $0.18 per share for the first six months of 2017.
The Company also reports its performance utilizing two non-GAAP financial measures: Adjusted Net Income and Adjusted EBITDA. The Company's performance, as calculated under the two measures, is as follows:

•
Adjusted Net Income for the second quarter of 2018 was $6.2 million, or $0.70 per share (diluted), an increase of $4.9 million or 377% from $1.3 million, or $0.15 per share for the second quarter of 2017. For the first six months of 2018, Adjusted Net Income was $10.5 million, or $1.19 per share (diluted), compared to $2.4 million, or $0.27 per share for the first six months of 2017.

•
Adjusted EBITDA increased $5.9 million or 135% for the second quarter of 2018 to $10.3 million (14.4% of sales), from $4.4 million (8.5% of sales) for the second quarter of 2017. For the first six months of 2018, Adjusted EBITDA was $17.9 million (13.8% of sales) compared to $7.9 million (8.4% of sales) for the first six months of 2017.

The second quarter and year-to-date results for both Adjusted EBITDA and Adjusted Net Income represent all-time records for the Company.

The Company's results are periodically impacted by factors that are not included as adjustments to the non-GAAP totals, but represent items that help understand differences in period to period results. For the second quarter of 2018, the most significant of those was inventory price change gain which, on a pre-tax basis, totaled $1.1 million, compared to a $0.2 million loss for the second quarter of 2017, representing an improvement of $1.1 million in after tax income compared to the prior year.

"The earnings capacity of our operating units in an environment with reasonably good end market demand was on display in the second quarter,” said Craig Bram, President and CEO. "Pricing across all product lines in the Metals Segment showed improvement over the first quarter. Backlogs remained at elevated levels as well, with a continued upward bias in pricing. The backlog for our storage tanks and vessels product line is at the highest level since we acquired the business back in 2012. Product mix in the second quarter began to show some improvement in our stainless steel pipe business, specifically at the Bristol, Tennessee facility. Special alloys represented about 6.5% of Bristol’s pounds shipped in the second quarter, up from 3.4% in the first quarter. Special alloys as a percentage of the backlog at Bristol is currently at 11.4% of pounds booked. Our subsidiary, Bristol Metals LLC, recently booked a $3 million order for a mining project, and we continue to hear that project work is expected to rebound later this year and into 2019. We experienced substantial revenue growth in the Specialty Chemicals Segment in the second quarter, with operating profit as a percentage of sales marginally higher than the first quarter of this year. We remain encouraged by the pipeline of products in development across multiple end markets.”

With the strong financial performance through the first half of this year and good visibility for the balance of 2018, the Board of Directors has decided to approve an annual dividend of $0.25 per share, up 92% from the $0.13 per share that was paid last year. The dividend will be paid in December. Additionally, to recognize the efforts of our non-executive employees, the Board of Directors approved a company-wide special bonus in June totaling approximately $483,000.

Metals Segment

The Metals Segment's net sales for the second quarter of 2018 totaled $56.4 million, an increase of $17.3 million or 44% from the second quarter of 2017. Net sales for the first six months of 2018 were $101.9 million, an increase of $33.1 million or 48% from the first six months of 2017.
Sales of seamless carbon pipe and tube were up 31% over last year’s second quarter. Storage tank and vessel sales increased 50% over last year’s second quarter. Stainless steel pipe and tube sales were up 46% over last year’s second quarter.
The backlog for our subsidiary, Bristol Metals LLC, as of June 30, 2018 was $36.0 million, while the backlog for our subsidiary, Palmer of Texas Tanks, Inc., totaled $23.0 million, improvements of 50% and 28%, respectively, over levels at the end of the second quarter in 2017.
The Metals Segment's operating income increased $6.7 million to $9.1 million for the second quarter of 2018 compared to income of $2.4 million for the second quarter of 2017. For the first six months of 2018, operating income for the Metals Segment increased $11.2 million to an operating profit of $15.1 million compared to income of $3.9 million for the same period of 2017.

Current quarter operating results were affected by the following factors:

a)
Nickel prices and resulting surcharges for 304 and 316 alloys continued to rise during the second quarter of 2018, with surcharges for both alloys increasing by $0.12 and $0.11 per pound, respectively;

b)	Year over year improvements in volume, pricing, and product mix combined for a 57% improvement in gross profit margins in the second quarter of 2018 compared to the same quarter in 2017;

c)	Seamless carbon pipe and tube showed significant improvement with a 31% increase in sales driving a 450% improvement in operating income over the prior year; and

d)	The period did benefit from first quarter customer requests for shipments of $1.3 million in storage tanks and vessels to be moved into April.

Specialty Chemicals Segment
Net sales for the Specialty Chemicals Segment in the second quarter of 2018 were $15.5 million, representing a $3.1 million or 24.9% increase from the same quarter of 2017. Sales for the first six months of 2018 were $28.5 million, up $3.6 million or 14.4% from 2017 results.
Net sales were impacted during the second quarter and first six months of 2018 primarily from the initial ramp up of seven significant customers, a new fire retardant and new asphalt additive customers at our subsidiary, CRI Tolling LLC, two new oil and gas customers at our subsidiary, Manufacturers Chemicals LLC, a new product launch from an existing customer at Manufacturers Chemicals, and the addition of two new pulp/paper coating customers.
Operating income for the Specialty Chemicals Segment for the second quarter of 2018 was $1.1 million. The result was consistent with the second quarter of 2017 on a dollar basis, but slightly lower profit as a percent of sales, at 7% versus prior year second quarter at 9%. Similar to what we reported last quarter, the primary difference in operating profit performance compared to prior year second quarter is the relative product mix experienced. The segment historically experiences operating profit in a range between 5% to 12%. In 2017, the second quarter represented the middle of that range at 9%, with the full year averaging to 9%, close to the average for the past four years. In the first quarter of 2018, operating profit was 6% of sales, close to the low end of historical quarterly performances. In the second quarter of 2018 quarterly performance improved to 7%; however, annual performance is still expected to be at approximately 10%, or 1% higher than previous historical averages, primarily related to anticipated higher volumes on a substantially fixed operating cost base.

Other Items
Unallocated corporate expenses for the second quarter of 2018 increased $0.6 million or 39% to $2.2 million (3.1% of sales) compared to $1.6 million (2.9% of sales) for the second quarter of 2017. The second quarter increase resulted primarily from higher professional fees ($0.2 million), higher incentive bonus accruals ($0.2 million) and higher salaries and wages ($0.1 million).
Acquisition costs were $0.7 million for the second quarter and first six months of 2018 (recorded in unallocated SG&A), resulting from costs associated with the 2018 acquisition by Bristol Metals of a galvanized pipe and tube business from Marcegaglia, USA, Inc., compared to $0.6 million ($0.4 million in unallocated SG&A and $0.2 million in Metals Segment cost of sales) during the second quarter of 2017 and $1.0 million during the first six months of 2017 ($0.7 million in unallocated SG&A and $0.3 million in Metals Segment cost of sales), related to the 2017 acquisition by Bristol Metals of a stainless steel pipe and tube business from Marcegaglia USA, Inc..
Interest expense was $0.4 million and $0.3 million for the second quarters of 2018 and 2017, respectively, and $0.7 million and $0.5 million for the first six months of 2018 and 2017, respectively. The increase was primarily related to higher average debt outstanding in the second quarter and first six months of 2018 (as additional borrowings were required to support working capital requirements associated with increased business activity).
During the second quarter of 2018, the Company increased the earn-out liability, resulting from the 2017 Marcegaglia USA stainless steel acquisition, by $2.3 million. The charge represents the present value of future increased earn-out payments due to substantially increased projected sales of small diameter stainless-steel pipe and tube (outside diameter of ten inches or less) for the remainder of the measurement period, which ends in February, 2021. The increase is primarily related to our plans to add ornamental stainless items to our product line.
The effective tax rate was 21.0% and 21.3% for the three-month and six-month periods ended June 30, 2018, respectively. The Company’s effective tax rate is materially equivalent compared to the U.S. statutory rate of 21%. The effective tax rate was 28.1% and 29.5% for the three-month and six-month periods ended June 30, 2017. The 2017 effective tax rate was lower than the 34% federal statutory rate primarily due to state tax expense, net of the federal benefit and other permanent differences, including the manufacturer's exemption.
The Company's cash balance increased $4,000 to $19,000 as of June 30, 2018 compared to $15,000 at December 31, 2017. Fluctuations during the period were comprised of the following:

a)	On June 29, 2018, the Company placed $10.4 million into an escrow account related to the third quarter acquisition of the MUSA galvanized business assets;

b)
Net accounts receivable increased $12.7 million at June 30, 2018 when compared to the prior year end, which resulted from a 32% increase in sales for the last two months of the second quarter 2018 compared to the last two months of the fourth quarter 2017. Also, days sales outstanding, calculated using a three-month average basis, decreased from 51 days outstanding at the end of December 2017 to 49 days at the end of the second quarter 2018;

c)
Net inventories increased $18.4 million at June 30, 2018 as compared to year-end 2017. The increase, which was primarily related to the Metals Segment, resulted from higher stainless steel surcharges and generally higher replacement costs during the first six months of 2018, and replenishing seamless carbon steel pipe and tube inventory. Inventory turns decreased from 2.51 turns at December 31, 2017, calculated on a three-month average basis, to 2.43 turns at June 30, 2018;

d)
Accounts payable increased $3.1 million as of June 30, 2018 from the prior year-end. The majority of the increase is related to increased levels of purchasing activity across all sectors of the business. Accounts payable days outstanding were approximately 44 days at June 30, 2018 compared to 60 days at December 31, 2017;

e)	The Company paid out $1.2 million during the six month period ended June 30, 2018 related to the earn-out liability from the 2017 Marcegaglia USA stainless steel acquisition; and

f)	Capital expenditures for the first six months of 2018 were $3.4 million.

The Company drew down $28.0 million against its line of credit during the first six months of 2018 and had $53.9 million of borrowings outstanding as of June 30, 2018. Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs. The Company was in compliance with all covenants as of June 30, 2018.

Outlook
We are, again, raising our forecast for 2018. Sales for the year are now expected to be $285.0 million, with Adjusted EBITDA of $37.0 million. These projections include six months of contributions from the previously announced third quarter acquisition of Marcegaglia USA's galvanized tube business as well as our plans to add ornamental stainless items to our product line. With favorable market conditions and a full year of contributions from the recent business expansions, revenue in 2019 should exceed $300 million. The integration of this new business is well under way and we are optimistic that it will perform in line with plan. We remain active on the M&A front and have several targets under review. The Company will remain disciplined in its approach, both from a valuation and leverage perspective. We only consider acquisitions that we expect to be accretive in the first year.

Synalloy Corporation (Nasdaq: SYNL) is a growth-oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tubing, galvanized pipe and tubing, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.

Non-GAAP Financial Information
Financial statement information included in this earnings release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, realized gains on investments, casualty insurance gain and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairment, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, all (gains) losses associated with the Sale-Leaseback, realized gains on investments, casualty insurance gain and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

SYNALLOY CORPORATION COMPARATIVE ANALYSIS
Condensed Consolidated Results of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2018	2017	2018	2017

Net sales
Metals Segment	$56,374,000	$39,088,000	$101,867,000	$68,798,000
Specialty Chemicals Segment	15,519,000	12,423,000	28,508,000	24,916,000
	$71,893,000	$51,511,000	$130,375,000	$93,714,000
Operating income
Metals Segment operations	$9,091,000	$2,359,000	$15,107,000	$3,924,000
Specialty Chemicals Segment	1,107,000	1,138,000	1,970,000	2,645,000

Unallocated expense (income)
Corporate	2,220,000	1,601,000	3,722,000	3,158,000
Acquisition costs	690,000	387,000	690,000	745,000
Operating income	7,287,000	1,509,000	12,665,000	2,666,000
Interest expense	404,000	341,000	718,000	521,000
Change in fair value of interest rate swap	(19,000)	17,000	(92,000)	(25,000)
Earn-out adjustments	2,308,000	(3,000)	2,462,000	(3,000)
Other expense (income)	(59,000)	—	29,000	—

Net income before income taxes	4,654,000	1,155,000	9,548,000	2,172,000
Provision for income taxes	977,000	325,000	2,036,000	641,000

Net income	$3,677,000	$830,000	$7,512,000	$1,531,000

Net income per common share
Basic	$0.42	$0.10	$0.86	$0.18
Diluted	$0.41	$0.10	$0.85	$0.18

Average shares outstanding
Basic	8,776,000	8,699,000	8,761,000	8,687,000
Diluted	8,864,000	8,723,000	8,834,000	8,704,000

Other data:
Adjusted EBITDA (1)	$10,324,000	$4,402,000	$17,947,000	$7,859,000

(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction based items that have no relationship to earnings from operations of past, current or future periods, including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, (gains) losses associated with Sale-leaseback, stock option/grant costs, and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material). For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net Income to Adjusted EBITDA
	THREE MONTHS ENDED		SIX MONTHS ENDED
(unaudited)	Jun 30, 2018	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017
Consolidated
Net income	$3,677,000	$830,000	$7,512,000	$1,531,000
Adjustments:
Interest expense	404,000	341,000	718,000	521,000
Change in fair value of interest rate swap	(19,000)	17,000	(92,000)	(25,000)
Income taxes	977,000	325,000	2,036,000	641,000
Depreciation	1,457,000	1,458,000	2,874,000	2,545,000
Amortization	571,000	616,000	1,148,000	1,211,000
EBITDA	7,067,000	3,587,000	14,196,000	6,424,000
Acquisition costs	721,000	555,000	734,000	1,001,000
Earn-out adjustments	2,308,000	(3,000)	2,462,000	(3,000)
(Gain) Loss on investment	(59,000)	—	29,000	—
Stock option / grant costs	224,000	212,000	416,000	330,000
Straight line lease cost - sale-leaseback	92,000	101,000	184,000	203,000
Amortized gain on sale of assets - sale-leaseback	(84,000)	(84,000)	(167,000)	(167,000)
Retention expense	55,000	34,000	92,000	69,000
Adjusted EBITDA	$10,324,000	$4,402,000	$17,947,000	$7,859,000
% sales	14.4%	8.5%	13.8%	8.4%

Other favorable (unfavorable) impacts to income (2):
Inventory price change gain (loss)	$1,073,000	$(212,000)	$3,526,000	$719,000
Inventory cost adjustments	371,000	140,000	186,000	172,000
Aged inventory adjustment	21,000	(29,000)	(36,000)	(62,000)
Manufacturing variances	(379,000)	(967,000)	399,000	(562,000)
Total other favorable impacts	$1,086,000	$(1,068,000)	$4,075,000	$267,000

Metals Segment
Operating income	$9,091,000	$2,359,000	$15,107,000	$3,924,000
Adjustments:
Depreciation expense	1,060,000	1,096,000	2,083,000	1,834,000
Amortization expense	571,000	610,000	1,142,000	1,200,000
EBITDA	10,722,000	4,065,000	18,332,000	6,958,000
Acquisition costs	31,000	169,000	44,000	256,000
Stock option / grant costs	52,000	50,000	100,000	85,000
Amortized gain on sale of assets - sale-leaseback	(60,000)	(60,000)	(120,000)	(120,000)
Retention expense	55,000	34,000	97,000	69,000
Metals Segment Adjusted EBITDA	$10,800,000	$4,258,000	$18,454,000	$7,248,000
% segment sales	19.2%	10.9%	18.1%	10.5%

Other favorable (unfavorable) impacts to income (2):
Inventory price change gain (loss)	$1,073,000	$(212,000)	$3,526,000	$719,000
Inventory cost adjustments	371,000	122,000	181,000	181,000
Aged inventory adjustment	22,000	(37,000)	(35,000)	(100,000)
Manufacturing variances	(292,000)	(1,148,000)	595,000	(715,000)
Total other favorable (unfavorable) impacts	$1,174,000	$(1,275,000)	$4,267,000	$85,000

Specialty Chemicals Segment
Operating income	$1,107,000	$1,138,000	$1,970,000	$2,645,000
Adjustments:
Depreciation expense	359,000	321,000	717,000	630,000
Amortization expense	—	6,000	6,000	11,000
EBITDA	1,466,000	1,465,000	2,693,000	3,286,000
Stock option / grant costs	26,000	30,000	50,000	46,000
Amortized gain on sale of assets - sale-leaseback	(24,000)	(24,000)	(47,000)	(47,000)
Specialty Chemicals Segment Adjusted EBITDA	$1,468,000	$1,471,000	$2,696,000	$3,285,000
% segment sales	9.5%	11.8%	9.5%	13.2%

Other favorable (unfavorable) impacts to income (2):
Inventory cost adjustments	$—	$18,000	5,639	(9,000)
Aged inventory adjustment	(1,000)	8,000	(1,000)	38,000
Manufacturing variances	(87,000)	181,000	(196,000)	153,000
Total other favorable (unfavorable) impacts	$(88,000)	$207,000	$(191,000)	$182,000

(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted EBITDA, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Reconciliation of Net Income and Earnings Per Share to
Adjusted Net Income and Adjusted Net Income per Share

	THREE MONTHS ENDED		SIXMONTHS ENDED
(unaudited)	Jun 30, 2018	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017

Income before taxes	$4,654,000	$1,155,000	$9,548,000	$2,172,000

Adjustments:
Acquisition costs	690,000	555,000	690,000	1,001,000
Earn-out adjustments	2,308,000	(3,000)	2,462,000	(3,000)
Loss on investment	(59,000)	—	29,000	—
Stock option / grant costs	224,000	212,000	416,000	330,000
Straight line lease cost - sale-leaseback	92,000	101,000	184,000	203,000
Amortized gain on sale of assets - sale-leaseback	(84,000)	(84,000)	(167,000)	(167,000)
Retention expense	55,000	34,000	92,000	69,000

Adjusted income before income taxes	7,881,000	1,970,000	13,255,000	3,605,000
Provision for income taxes	1,655,000	670,000	2,783,000	1,226,000

Adjusted net income	$6,226,000	$1,300,000	$10,472,000	$2,379,000

Average shares outstanding, as reported
Basic	8,776,000	8,699,000	8,761,000	8,687,000
Diluted	8,864,000	8,723,000	8,834,000	8,704,000

Adjusted net income per common share
Basic	$0.71	$0.15	$1.20	$0.27
Diluted	$0.70	$0.15	$1.19	$0.27

Other favorable (unfavorable) impacts to income (2):
Inventory price change gain	$1,073,000	$(212,000)	$3,526,000	$719,000
Inventory cost adjustment	371,000	140,000	186,000	172,000
Aged inventory adjustment	21,000	(29,000)	(36,000)	(62,000)
Manufacturing variance	(379,000)	(967,000)	399,000	(562,000)

Total other favorable (unfavorable) impacts	$1,086,000	$(1,068,000)	$4,075,000	$267,000
Other impacts, net of tax	$858,000	$(844,000)	$2,690,000	$176,000

(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Condensed Consolidated Balance Sheets
(unaudited)	June 30, 2018	Dec 31, 2017

Assets
Cash	$19,000	$15,000
Accounts receivable, net	41,371,000	28,704,000
Inventories, net	90,571,000	72,125,000
Other current assets	18,708,000	6,802,000
Total current assets	150,669,000	107,646,000

Property, plant and equipment, net	35,605,000	35,080,000
Goodwill	6,004,000	6,004,000
Intangible assets, net	9,738,000	10,881,000
Other assets	266,000	263,000

Total assets	$202,282,000	$159,874,000

Liabilities and Shareholders' Equity
Accounts payable	$27,357,000	$24,257,000
Accrued expenses and other current liabilities	11,025,000	8,993,000
Total current liabilities	38,382,000	33,250,000

Long-term debt	53,934,000	25,914,000
Long-term portion of deferred sale-leaseback gain	5,766,000	5,933,000
Long-term portion of earn-out liability	1,366,000	1,271,000
Deferred income taxes	1,261,000	636,000
Other long-term liabilities	3,749,000	3,170,000
Shareholders' equity	97,824,000	89,700,000

Total liabilities and shareholders' equity	$202,282,000	$159,874,000

Note: The condensed consolidated balance sheet at December 31, 2017 has been derived from the audited consolidated financial statements at that date.

Reconciliation of Forecasted 2018 Net Income to Adjusted EBITDA

(unaudited)	2018 Forecast
Consolidated
Net income	$17,020,000
Adjustments:
Interest expense	1,741,000
Income taxes	4,688,000
Depreciation	6,408,000
Amortization	2,336,000
EBITDA	32,193,000
Earn-out adjustments	2,585,000
Acquisition costs	1,234,000
Stock option / grant costs	811,000
Loss on investments	29,000
Straight line lease cost - sale-leaseback	359,000
Sale-leaseback gain	(334,000)
Retention expense	149,000
Adjusted EBITDA	$37,026,000